Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Industrial Services of America, Inc. on Form S-3 of our reported dated February 25, 2005 on the financial statements of Industrial Services of America, Inc. and Subsidiaries appearing in the 2004 Form 10-K and to the reference to us under the heading "Experts" in the prospectus.

Crowe Chizek and Company LLC

Louisville, Kentucky
May 22, 2006